EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 1st day of April, 2005, by and between DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the “Company”) and Steven P. Dussek (“Executive”).

     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

     1. Employment. The Company hereby agrees to employ the Executive as Chief Executive Officer and President, of the Company, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

     2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) will commence on April 11, 2005 (the “Commencement Date”) and continue through April 10, 2010 (the “Expiration Date”). The Employment Period may be sooner terminated under Section 6 of this Agreement.

     3. Position and Duties. Executive will have those powers and duties normally associated with the position of Chief Executive Officer and President, will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not unreasonably interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees; and (iii) serve on boards or committees of other entities not in conflict or competition with the Company.

     4. Place of Performance. Executive acknowledges and agrees that the principal place of employment of Executive will be the Company’s principal executive offices in Oklahoma City, Oklahoma and Executive agrees to relocate to Oklahoma City, Oklahoma (it is anticipated that relocation will be completed on or before May 1, 2005). In consideration of Executive’s relocation to Oklahoma City, Oklahoma, the Company shall reimburse the costs for Executive (i) and his immediate family for such number of trips as the Executive and Compensation Committee mutually agree are reasonable under the circumstances to Oklahoma City to select a residence in Oklahoma City, (ii) to move his family household goods and personal effects to Oklahoma City, (iii) closing costs (not to include loan buy down points) to acquire a residence in Oklahoma City; and (iv) a cash payment payable upon the Commencement Date of Two Hundred Thousand Dollars ($200,000.00) as reimbursement for other costs associated with relocation (“Relocation Expenses”). Executive agrees to repay the Relocation Expenses to the Company, if Executive voluntarily terminates his employment with the Company other than for Good Reason within one (1) year of the Commencement Date.

     5. Compensation and Related Matters.

               (a) Base Salary. During the Employment Period, the Company will pay Executive a base salary at the rate of not less than Five Hundred Thousand Dollars

($500,000) per year (“Base Salary”), in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. Such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

               (b) Annual Incentive Bonus. The Board shall establish bonus target amounts and performance goals for the Executive during each calendar year of the Employment Period. The target bonus for 2005 shall be Five Hundred Thousand Dollars ($500,000); to be prorated for Executive’s actual period of employment during 2005.

               (c) Welfare, Pension and Incentive Benefit Plans; Reimbursement for COBRA Coverage. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. The Company shall reimburse Executive for the cost of COBRA coverage for his period of employment by the Company before the Executive is covered by the Company’s health care coverage.

               (d) Subject to and consistent with the terms and provisions of its current stock option plan, the Company shall grant Executive a ten (10) year non-qualified stock option grant for the purchase of 1.6 million shares of Class A Common Stock to vest at 25% per annum beginning on April 11, 2006.

     6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

               (a) Death. Executive’s employment under this Agreement will terminate upon his death.

               (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability”, and such termination will not be a breach of this Agreement by the Company.

               (c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of the Executive by a federal or state court of competent jurisdiction of a felony which relates to the Executive’s employment at the Company; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or (iii) the Executive’s “willful” failure to follow a direct, reasonable and lawful written directive from his supervisor or the Board of Directors (the “Board”), within the reasonable scope of the Executive’s duties, which failure is not cured to the satisfaction of the Board within thirty (30) days. Further, for purposes of this Subsection (c):

               (1) No act or omission by the Executive shall be deemed “willful” unless done, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

               (2) The Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Company, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

               (d) Good Reason. Executive may terminate his employment for “Good Reason” by providing Notice of Termination to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement:

               (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities;

               (2) the reduction of the rate of the Executive’s Base Salary below the amount specified in Section 5(a) other than as a part of compensation reduction program which applies equally to all executives at the Vice President and above levels;

               (3) the Company requiring the Executive to be based at any office or location outside of the greater Oklahoma City, Oklahoma, metropolitan area or outside the metropolitan area where the Executive is regularly employed at the date of this Agreement except for travel reasonably required in the performance of the Executive’ responsibilities; provided, transfer of the Executive from any location to Oklahoma City, Oklahoma shall not be a violation of this Section 6(d)(3);

               (4) any failure by the Company to comply with and satisfy Section 12(a) herein; or

               (5) termination in accordance with Subsection 6(e).

               (e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, and such termination will not in and of itself be a breach of this Agreement.

               (f) Voluntary Termination. The Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then, the Executive shall be only entitled to compensation and benefits as described in Section 8(b) hereof.

     7. Termination Procedure.

               (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

               (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 6(d), the date provided in such Section, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

     8. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below. The Executive agrees that the Company has the right to deduct any amounts owed by the Executive to the Company for any reason, including, without limitation, due to the Executive’s misappropriation of Company funds, from the payments set forth in this Section 8.

               (a) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

               (i) the Company will pay to Executive in a single lump sum payment (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) the product obtained by multiplying the Executive’s Average Annual Compensation by two (2). For purposes of this Agreement, Average Annual Compensation is the average of the Executive’s annualized compensation, base salary and bonus, paid under this Agreement for the two year period of employment (or if employed less than two years, then the period of employment) immediately preceding the date of the Termination;

               (ii) at its sole option, to be exercised on or before the Date of Termination, the Company shall either (i) pay the Executive a sum equal to eighteen (18) times the lesser of either the monthly cost of COBRA coverage applicable to Company or $1,200.00, or (ii) maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of eighteen (18) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if the Executive (or his/her spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents) cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”). However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

               (iii) except where the Termination for Cause is under the provisions of Section 6(e), the Company will amend Executive’s outstanding agreements under the Company’s stock option plans to accelerate his vesting to be fully vested and to extend his exercise period to one year from Date of Termination;

               (iv) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

               (v) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company

               (b) Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason:

               (i) the Company will pay Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy)

through the Date of Termination, as soon as practicable following the Date of Termination;

               (ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and

               (iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

               (c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

               (i) the Company will pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;

               (ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

               (iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

               (d) Death. If Executive’s employment is terminated by his death the Company will pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary, accrued vacation and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.

     9. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

     10. Confidential Information, Ownership of Documents.

               (a) Confidential Information. Executive will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its Affiliates, obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).

               (b) Removal of Documents; Rights to Products; Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business and its affiliates, which Executive has control over may not be removed from the Company’s premises without its written consent, unless removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment under this Agreement.

               (c) Nonsolicitation. Executive agrees that if he is entitled to payment from the Company calculated under the provisions of Subsection 8(a), he will not for the twenty-four-month period following termination solicit, for his benefit or the benefit of anyone else, any current customers or employees of the Company or attempt to induce those customers or employees to cease, as applicable, doing business with or being employed by the Company or its affiliates.

               (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledges that damages would be inadequate and insufficient.

               (e) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

               (f) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 10.

     11. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 10. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute. Such reimbursement will be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

     12. Agreement Binding on Successors.

               (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

     13. Section 280G Limitations. Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Company, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive a “280G Gross-Up Payment.” For purposes of this Agreement, a “280G Gross-Up Payment” shall be calculated as an amount equal to the Executive’s liability for such excise tax(es) and any income tax(es) attributable to such excise tax liability (including any interest or penalty thereon) so that after payment by the Executive of all taxes (including interest and penalties), the Executive has not suffered any adverse economic consequence due to the imposition of such excise tax(es) and income tax(es) thereon. The amount of 280G Gross-Up Payment to which the Executive is entitled under this Section shall be determined by the accounting firm retained by the Company.

     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address
evidenced on the Company’s
payroll records.

If to the Company:

Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, OK 73134
Attention: Senior Corporate Counsel

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

     15. Withholding. All payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

     16. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

     17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

     20. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DOBSON COMMUNICATIONS CORPORATION, an Oklahoma
corporation

By:	/s/ Everett R. Dobson

Everett R. Dobson

“COMPANY”

/s/ Steven P. Dussek

Steven P. Dussek

“EXECUTIVE”s